Exhibit 10.14

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of October 4, 2012, by and between Intelligent Highway Solutions, Inc., a Nevada corporation with offices at 8 Light Sky Court Sacramento, CA 95828 (the "Corporation"), and Michael J. Sullivan (the "Employee"), under the following circumstances:

RECITALS:

A.      The Corporation desires to engage the services of the Employee according to the terms and conditions set forth in this Agreement; and

B.       The Employee desires to be engaged to the Corporation according to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the parties mutually agree as follows:

1.        Employment. The Corporation hereby employs the Employee and the Employee hereby accepts employment as an Employee of the Corporation, subject to the terms and conditions set forth in this Agreement.

2.        Duties. The Employee shall serve as the California Traffic Operations System Network contract coordinator (the "Contract Coordinator") of the Corporation with such duties, responsibilities and authority as are commensurate and consistent with his position. Notwithstanding the foregoing, the expenditure of reasonable amounts of time by the Employee for the making of passive personal investments, the conduct of private business affairs and charitable and professional activities shall be allowed, provided such activities do not materially interfere with the services required to be rendered to the Corporation hereunder

3.        Term of Employment. The term of the Employee's employment hereunder, unless sooner terminated as provided herein (the "Term"), shall be for a period of one (1) year commencing on the date hereof (the "Commencement Date").

4.        Compensation of Employee.

(a) The Corporation shall issue the Employee as compensation for his services hereunder, 100,000 shares of the Corporation's common stock.

5.        Termination.

(a)   This Agreement and the Employee's employment hereunder shall terminate upon the happening of any of the following events:

(i)     upon the Employee's death;

(ii)    upon the Employee's "Total Disability" (as herein defined);

(iii)   upon the expiration of the Term of this Agreement;

(iv)   at the Corporation's option, upon sixty (60) days prior written notice to the Employee if without cause;

(v)    at the Employee's option, upon thirty (30) days prior written notice to the Corporation;

(vi)   at the Employee's option, in the event of an act by the Corporation, defined in Section 5(c), below, as constituting "Good Reason" for termination by the Employee; and

(vii)   at the Corporation's option, in the event of an act by the Employee, defined in Section 5(d), below, as constituting "Cause" for termination by the Corporation.

(b)   For purposes of this Agreement, the Employee shall be deemed to be suffering from a "Total Disability" if the Employee has failed to perform his regular and customary duties to the Corporation for a period of cumulative total period of 180 days out of any 360-day period and if before the Employee has become "Rehabilitated" (as herein defined) a majority of the members of the Board of Directors of the Corporation, exclusive of the Employee, vote to find that the Employee is mentally or physically incapable or otherwise unable to continue to perform such regular and customary duties of employment. As used herein, the term "Rehabilitated" shall mean such time as the Employee is willing, able and commences to devote his time and energies to the affairs of the Corporation to the extent and in the manner that he did so prior to his Disability.

(c)   For purposes of this Agreement, the term "Good Reason" shall mean that the Employee has resigned due to the failure of the Corporation to meet any of its obligations to the Employee under this or any other agreement between the Corporation and the Employee, and failure to cure the same within thirty (30) days following Employee's delivery of notice specifying the breach(es) by the Corporation.

(d)  For purposes of this Agreement, the term "Cause" shall mean material, gross and willful misconduct on the part of the Employee in connection with his employment duties hereunder or commission of a felony or act of dishonesty resulting in material harm to the Corporation by the Employee.

6.        Disclosure of Confidential Information. The Employee recognizes, acknowledges and agrees that during the course of his engagement with the Corporation, he is likely to have access to secret and confidential information regarding the Corporation, including but not limited to, its products, formulae, patents, sources of supply, customer dealings, data, know-how and business plans, provided such information is not in or does not hereafter become part of the public domain, or become known to others through no fault of the Employee. The Employee acknowledges that such information is of great value to the Corporation, is the sole property of the Corporation, and is to be kept by him in confidence In consideration of the obligations undertaken by the Corporation herein, the Employee will not, at any time, during or after his employment hereunder, reveal, divulge or make known to any person, any information acquired by the Employee during the course of his employment, which is treated as confidential by the Corporation, and not otherwise in the public domain or obtained independently of the obligations set for in this section. The provisions of this Section 6 shall survive the Employee's employment hereunder except in the event of a termination of this Agreement pursuant to Section 5(a)(iv) or (vi), hereof, or as detailed in the provision above. All references to the Corporation in Section 6 and Section 7 hereof shall include any subsidiary or parent of the Corporation.

7.        Covenant Not To Compete or Solicit.

(a)   The Employee recognizes that the services to be performed by him hereunder are special, unique and extraordinary. The parties confirm that it is reasonably necessary for the protection of the Corporation that the Employee agree, and accordingly, the Employee does hereby agree, that, as related to the Corporation, he shall not, directly or indirectly, at any time during the "Restricted Period" within the "Restricted Area" (as those terms are defined in Section 7(e) below):

(i)   engage in any line of business connected with the California Traffic Operations System Network ("TOSNET")

(b)   The term "Restricted Period," as used in this Section 7, shall mean the period of the Employee's actual employment hereunder, plus twelve (12) months after the date the Employee is actually no longer employed by the Corporation. The term "Restricted Area" as used in this Section 7 shall mean the continental United States.

(c)   The provisions of this Section 7 shall survive the termination of the Employee's employment hereunder and until the end of the Restricted Period as provided in Section 7(b) hereof except in the event that this Agreement is terminated pursuant to Section 5(a)(iv) or (vi), hereof, in which case such provisions shall not survive termination of this Agreement. In no event shall the terms of Section 7 be enforceable, should the Corporation be in default of any of its obligations to the Employee at the time of his termination of employment by the Corporation.

8.         Miscellaneous.

(a)   The Employee acknowledges that the services to be rendered by him under the provisions of this Agreement are of a special, unique and extraordinary character and that it would be difficult or impossible to replace such services. Accordingly, the Employee agrees that any breach by him of Sections 6 or 7 of this Agreement shall entitle the Corporation, in addition to all other legal remedies available to it, to apply to any court of competent jurisdiction to seek to enjoin such breach . The parties understand and intend that each restriction agreed to by the Employee hereinabove shall be construed as separable and divisible from every other restriction, that the unenforceability of any restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. In the event that any restriction in this Agreement is more restrictive than permitted by law in the jurisdiction in which the Corporation seeks enforcement thereof, such restriction shall be limited to the extent permitted by law. The remedy of injunctive relief herein set forth shall be in addition to, and not in lieu of, any other rights or remedies that the Corporation may have at law or in equity.

(b)   Neither the Employee nor the Corporation may assign or delegate any of their respective rights or duties under this Agreement without the express written consent of the other; provided however that the Corporation shall have the right to delegate its obligation of payment of all sums due to the Employee hereunder, provided that such delegation shall not relieve the Corporation of any of its obligations hereunder.

(c)   This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to the Employee's employment by the Corporation, supersedes all prior understandings and agreements, whether oral or written, between the Employee and the Corporation, and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

(d)   This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns.

(e)   The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(f)   All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by private overnight mail service (e.g. Federal Express) to the party at the address set forth above or to such other address as either party may hereafter give notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third business day after sending.

(g)   This Agreement shall be governed by and construed in accordance with the laws of the State of California without giving effect to such State's conflicts of laws provisions and each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and state courts located in the State of California.

(h)   This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument. The parties hereto have executed this Agreement as of the date set forth above.

[Signatures follow on next page]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

INTELLGENT HIGHWAY SOLUTIONS, INC.

/s/ Devon Jones
By: Devon Jones Title: Cheif Executive Officer

EMPLOYEE

/s/ Michael J. Sullivan	10-4-12
Michael J. Sullivan	Date